Exhibit 10.5

JOHN DEERE

 SENIOR SUPPLEMENTARY PENSION BENEFIT PLAN

AS AMENDED AND RESTATED EFFECTIVE:  1 NOVEMBER 1992

AMENDED MAY 1993 - EFFECTIVE 1 JULY 1993

AMENDED 8 DECEMBER 1993 -  EFFECTIVE 1 JULY 1993

AMENDED 7 DECEMBER 1994

AMENDED MAY 1995 - EFFECTIVE 1 JANUARY 1995

AMENDED 4 DECEMBER 1996 - EFFECTIVE 1 JANUARY 1997

AMENDED 26 MAY 1999 – EFFECTIVE 26 MAY 1999

AMENDED 19 JULY 1999 – EFFECTIVE 1 JULY 1999

AMENDED 12 JANUARY 2000 - EFFECTIVE 1 JANUARY 2000

AMENDED 31 JULY 2000 -EFFECTIVE 1 JANUARY 2000

AMENDED: 29 JANUARY 2002 - EFFECTIVE: 1 JANUARY 2002

AMENDED: 1 DECEMBER 2005 – EFFECTIVE: 1 JANUARY 2005

AMENDED: 13 DECEMBER 2007 – Effective: 1 January 2007

JOHN DEERE

SENIOR SUPPLEMENTARY PENSION BENEFIT PLAN

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APPENDIX A
Article	A-1 APPLICATION; PAYMENT OF PLAN BENEFIT AFTER 2006		A-1
	A-1.1	Application of this Article	A-1
	A-1.2	Retirement During Calendar Year 2007 or Later	A-1
	A-1.3	Termination During Calendar Year 2005 or Later	A-1
	A-1.4	Termination Prior to 1 January 2005	A-1
	A-1.5	One-Time Lump Sum.	A-1
Article	A-2 DEATH and DISABILITY BENEFITS		A-2
	A-2.1	Application of Article A-2	A-2
	A-2.2	No Additional Rights Because of Death	A-2
	A-2.3	Rules Based on Timing of Death	A-3
	A-2.4	Separation from Service Due to Disability	A-3
	A-2.5	Return to Work Following Disability	A-4

APPENDIX B
Article	B-1 MISCELLANEOUS PROVISIONS		B-1
	B-1.1	Application of this Article	B-1
	B-1.2	Impact of Vacation	B-1
	B-1.3	Impact of Leave of Absence and Special Paid Leave of Absence	B-1
	B-1.4	No Acceleration or Delay	B-2
Article	B-2 AMENDMENT AND TERMINATION		B-2
	B-2.1	Amendment and Termination	B-2
	B-2.2	Plan Benefit in the Event of Termination	B-2
Article	B-3 DEFINITIONS		B-2
	B-3.1	Section References	B-2
	B-3.2	Terms Defined	B-2

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JOHN DEERE SENIOR SUPPLEMENTARY

PENSION BENEFIT PLAN

Article I.  Establishment, Purpose and Construction

1.1               Establishment.  Effective 1 November 1985, Deere & Company established the John Deere Supplementary Pension Benefit Plan (the “Former Plan”) for the benefit of the salaried employees on its United States payroll and the salaried employees of its United States subsidiaries or affiliates that chose to adopt the John Deere Pension Plan for Salaried Employees (“Salaried Pension Plan”).  Deere & Company and its United States subsidiaries and affiliates that have adopted the Salaried Pension Plan (jointly the “Company”) are also deemed to have adopted the Former Plan.  The Company amended and restated the Former Plan, and divided it into two separate plans, effective 1 November 1992. This John Deere Senior Supplementary Pension Benefit Plan (the “Plan”) is one of the two plans which replaced the Former Plan.  Effective as of 1 January 2007, the Plan is amended pursuant to Section 409A of the Code, as set forth in Appendices A and B, which form part of the Plan.  Amendments to the Plan adopted in 2006 and 2007 are intended to align Plan provisions with prior operational changes and avoid the imposition or any Participant of taxes and interest pursuant to Section 409A of the Code.

1.2               Purpose.  The Company maintains a defined benefit pension plan, known as the Salaried Pension Plan, which is intended to be a qualified defined benefit pension plan which meets the requirements of Section 401(a) of the Internal Revenue Code of 1986 (“Code”).  Section 401(a)(17) of the Code limits the amount of compensation paid to a participant in a qualified defined benefit pension plan which may be taken into account in determining benefits under such a plan.  Section 415 of the Code limits the benefit which may be paid under a qualified defined benefit pension plan.  This Plan is intended to provide benefits which, when combined with the benefit actually payable under the Salaried Pension Plan, are reasonably comparable to the benefits which participants in the Salaried Pension Plan would have received under such plan if there were no limitations imposed by Sections 401(a)(17) and 415 of the Code.  This Plan is intended to qualify as an unfunded deferred compensation plan for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

1.3               Effective Date and Plan Year.  This Plan shall be effective 1 November 1992.  Participants in the Former Plan who were receiving benefits under the Former Plan as of 31 October 1992, and who are eligible employees as defined in Section 2.1 below, shall receive the same benefit payments under this Plan as they were receiving under the Former Plan as of 31 October 1992.  Participants

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                      in the Former Plan who were not receiving benefits as of 31 October 1992, and who are eligible employees as defined in Section 2.1 below, shall have no further rights under the Former Plan, but shall be entitled to benefits, if any, only under the terms of this Plan.  The Plan Year shall be the twelve-month period beginning on 1 November of each year and ending on 31 October of the following year.

1.4                 Application of Plan.  The terms of this Plan are applicable only to eligible employees of the Company as described in Section 2.1 below who (i) become eligible to receive benefit payments hereunder on or after 1 November 1992 or (ii) were receiving benefit payments under the Former Plan as of 31 October 1992.

                      Notwithstanding any provision of this Plan to the contrary, the provisions of Appendices A and B shall apply to payment of benefits on or after 31 December 2006 and such appendices shall supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between such Appendices and such other provisions of the Plan.

1.5                 Construction.  Unless the context clearly indicates otherwise or unless specifically defined herein, all operative terms used in this Plan shall have the meanings specified in the Salaried Pension Plan and words in the masculine gender shall be deemed to include the feminine and neuter genders and the singular shall be deemed to include the plural and vice versa.

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Article II.  Participation

2.1                 Eligibility to Participate.  Any employee participating in the Salaried Pension Plan (or a surviving spouse of such employee) whose retirement benefit upon termination from employment or death under such plan is reduced by application of Article I, Section 14, of the Salaried Pension Plan (or any other provision of the Salaried Pension Plan which limits benefits under the plan as required by Section 415 of the Code) or the limitation on the amount of annual compensation used for determining benefits under the Salaried Pension Plan contained in Article III, Section 2, Paragraph C or Section 2.1, Paragraph B of such plan (or any other provision which limits compensation used in determining benefits under the Salaried Pension Plan as required by Section 401(a)(17) of the Code) shall be eligible to participate in this Plan if the compensation used in any year  to calculate the employee’s benefit under the Salaried Pension Plan is equal to or greater than the maximum amount of compensation which can be taken into account under Section 401(a)(17) of the Code for purposes of determining such employee’s benefit under the Salaried Pension Plan.

2.2                 Effect of Transfer.   An employee who is a participant in this Plan and who ceases to be an eligible employee as described in Section 2.1 above shall cease to be a participant in this Plan upon such employee ceasing to be an eligible employee and shall thereafter be eligible to participate in the John Deere ERISA Supplementary Pension Benefit Plan, provided that such employee continues as a salaried employee on the United States payroll of the Company.

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Article III.  Supplementary Benefits

3.1                 Eligibility for Benefit.  An eligible employee shall be entitled to a benefit under this Plan in the event that such eligible employee’s employment with the Company terminates by reason of death or retirement, including deferred vested retirement, under the terms of the Salaried Pension Plan.

3.2                 Amount of Benefit.  The amount of the supplementary benefit payable under this Plan shall be the amount by which (A) exceeds (B) where:

(A)   equals the amount of an employee’s monthly pension benefit or survivor benefit payable under the terms of the Salaried Pension Plan as in effect on the date of the employee’s termination, retirement or death, but determined without regard to any limitation on such benefit imposed in order to comply with the limitation on benefits contained in Sections 401(a)(17) or 415 of the Code and based on the employee’s total salary from the Company before the effect of any salary deferral or reduction resulting from an election by the employee under any Company sponsored plan or program; but excluding any matching and/or growth factor Company contributions and/or flexible credits provided by the Company under any such plan or program; and

(B)    equals such employee’s actual monthly pension benefit or survivor benefit payable under the Salaried Pension Plan as in effect on the date of such employee’s termination, retirement or death.

The determinations of the amount of (A) and (B) above shall be made using a straight life annuity form.

Notwithstanding the foregoing, effective 1 January 2007, an eligible employee pursuant to Section 3.1 above shall become entitled to the monthly retirement benefit described in this Section 3.2 upon his or her Separation from Service (as defined in Article B-3 of Appendix B); provided, however, that Section B-1.2, if applicable, shall apply in calculating the amount of the Participant’s benefit under the Plan, and the time and form of payment shall be determined in accordance with Appendix A.

3.3                 Form of Payment and Commencement Date. The supplementary benefit payable under this Plan shall be payable in the same manner and form as the benefit paid to or with respect to an employee under the Salaried Pension Plan and shall automatically commence on or about the same date as payments under the Salaried Pension Plan and shall continue as long as benefits are payable under the Salaried Pension Plan.

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                      Alternatively, the participant may elect to receive a lump sum payment for all or a portion (in 10% increments from 10% to 90%) of the Retirement benefits payable under this Plan including the 55% joint and survivor annuity with a flat 11% load, adjusted for service accrued through 30 June 1993, or 31 December 1993 in the case of the employees of John Deere Credit Company, John Deere Health Care, Inc., or John Deere Insurance Group.   Written notice of the participant’s election to receive a lump sum payment shall be irrevocable, and must be received by the Company within the twelve (12) months prior to payment, but in no event subsequent to the participant’s date of retirement.  The lump sum payment shall be made to participant twelve (12) months after receipt of notice by the Company but in no event prior to the participant’s retirement.

Effective beginning 1 January 2002 and thereafter, the lump sum will be calculated using an interest rate assumption equal to the average yield in September of the preceding Plan Year on 30-year Treasury Constant Maturities (as published in October by the Internal Revenue Service) and the mortality table shall be based upon a fixed blend of 50% male mortality rates and 50% female mortality rates from the Group Annuity Reserving Table (“GAR”), as set forth in Revenue Ruling  2001-62, in effect at the beginning of the plan year in which payment is made.  The age used in the calculation will be the age of the Participant.

3.4                 Death Prior to Receipt of Lump Sum

If an active Participant or a Participant on Permanent and Total Disability dies after receipt of notice by the Company pursuant to Section 3.3 of Participant’s irrevocable election to receive a lump sum payment, but before the expiration of twelve (12) months after receipt by the Company of such election, a surviving spouse of the Participant who is eligible for a survivor benefit under the Salaried Pension Plan will receive a lump sum survivor’s benefit under this Plan.  The 55% surviving spouse lump sum benefit will be payable no earlier than twelve (12) months following receipt of notice by the Company of the deceased Participant’s irrevocable election but not before the first day of the month following eligibility for a surviving spouse benefit under the Salaried Pension Plan.

If a retired Participant or a Participant on Permanent and Total Disability subsequently retires under Normal Retirement and dies after receipt of notice by the Company pursuant to Section 3.3 election to receive a lump sum payment, but before the expiration of twelve (12) months after receipt by the Company of such election, a surviving spouse of the Participant who is eligible for a survivor benefit under the Salaried Pension Plan will receive the Participant’s full lump sum benefit under Section 3.3 of this Plan.  In the event the retired Participant is unmarried at the date of death or the surviving spouse of the deceased Participant is not eligible for survivor benefits under the

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Salaried Pension Plan, the Participant’s full lump sum benefit will be paid to the deceased Participant’s estate.  The lump sum benefit will be payable no earlier than twelve (12) months following receipt of notice by the Company of the deceased Participant’s irrevocable election.

3.5                Qualified Domestic Relations Order

Distribution is prohibited under the Plan prior to the Participant’s retirement and, in the event of a Qualified Domestic Relations Order, the Alternate Payee must take distribution as a single lump sum payment within 180 days following the Participant’s retirement under the Plan.

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Article IV.  Administration of Plan

4.1                 Administration.  This Plan shall be administered by the Company (the “Administrator”).  The Administrator shall have the power to construe and interpret this Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder.  All determinations of the Administrator shall be final, binding and conclusive on all persons.

4.2                 Amendment, Modification or Termination.  The Board of Directors of the Company, or, the Pension Plan Oversight Committee of the Board may at any time amend or modify this Plan in their sole discretion, In addition, the Deere & Company Management Compensation Committee (“Compensation Committee”) shall have the authority to approve all amendments or modifications that:

a.      in the Compensation Committee’s judgment are procedural, technical or administrative, but do not result in changes in the control and management of the Plan assets; or

b.      in the Compensation Committee’s judgment are necessary or advisable to comply with any changes in the laws or regulations applicable to the Plan; or

c.      in the Compensation Committee’s judgment are necessary or advisable to implement provisions conforming to a collective bargaining agreement which has been approved by the Board of Directors; or

d.      in the Compensation Committee’s judgment will not result in changes to benefit levels exceeding $5 million dollars per amendment or modification during the first full fiscal year that such changes are effective for the Plan; or

e.      are the subject of a specific delegation of authority from the Board of Directors.

Provided, however, that this Plan shall not be amended or modified so as to reduce or diminish the benefit then currently being paid to any employee or surviving spouse of any former employee without such person’s consent.  The power to terminate this Plan shall be reserved to the Board of Directors of Deere & Company.  The procedure for amendment or modification of the Plan by either the Board of Directors, or, to the extent so authorized, the Pension Plan Oversight Committee, as the case may be, shall consist of:  the lawful adoption of a written amendment or modification to the Plan by majority vote at a validly held meeting or by unanimous written consent, followed by the filing of such duly adopted amendment or modification by the Secretary with the

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official records of the Company.  If a subsidiary or affiliate of Deere & Company that has adopted this Plan ceases to be a subsidiary or affiliate, the participation in this Plan by the employees of such subsidiary or affiliate shall terminate, and no employees of such former affiliate or subsidiary shall accrue or be entitled to a benefit under this Plan on and after the date such company ceases to be a subsidiary or affiliate of Deere & Company (other than former employees who were receiving benefit payments as of such date).

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ARTICLE V.   Miscellaneous

5.1                                                   Employment Rights.  Nothing under this Plan shall be construed to give any employee the right to continue in employment with the Company or to any benefits not specifically provided herein.

5.2                                                   Applicable Law.  This Plan, to the extent it is not exempt therefrom, shall be governed and construed in accordance with the applicable provisions of ERISA.  To the extent not governed by ERISA, this Plan shall be governed and construed in accordance with the laws of the State of Illinois, exclusive of conflict laws.

5.3                                                   Non-Alienation.  Except as provided in Article VIII, Section 8 of the John Deere Pension Plan for Salaried Employees, no right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be null and void.  No right or benefit under this Plan shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits except for such claims as may be made by the Company.

5.4                                                   Withholding of Taxes.  The Company, or its designee, may withhold from any amounts credited to or from any payment of benefits under this Plan any income, employment or other taxes required to be withheld, including any taxes for which the Company or its designee may be liable with respect to the payment of such benefits.

5.5                                                   Funding and Rights Against Assets.  The Company shall make all payments due under this Plan in cash from its general assets and benefits payable under this Plan shall not be funded through the use of a trust, insurance contracts or otherwise.  All expenses of administering this Plan shall also be borne by the Company.  Neither participating employees, nor their surviving spouses, shall have any interest whatsoever in any specific assets of the Company on account of any benefits payable under this Plan and their rights to receive such benefits shall be no greater than the rights of any other unsecured creditor of the Company.

5.6                                                   Effect on Other Benefit Plans.  Amounts credited or payable under this Plan shall not be considered compensation for purposes of any qualified retirement plan maintained by the Company.  The treatment of such amounts under any other plan of the Company shall be determined under the provisions of such plan.

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APPENDIX A

ARTICLE A-1
APPLICATION; PAYMENT OF PLAN BENEFIT AFTER 2006

A-1.1      Application of this Article .  Notwithstanding anything in the Plan to the contrary, the rules applicable to payment of Plan Benefits for Participants who, as of 31 December 2006, have not commenced payment are set forth in this Appendix A.

A-1.2      Retirement During Calendar Year 2007 or Later.  If a Participant Retires after 31 December 2006, his Vested Plan Benefit shall be distributed in a Lump Sum with a Payment Date that is the 15th day of the month following the date that is (a) six months and one day following the date of his Retirement plus (b) one day for every day of Vacation.  Such Lump Sum shall be calculated using lump sum equivalency factors for a lump sum which is actuarially equivalent to an immediate Single Life Annuity payable on the date determined in accordance with clauses (a) and (b) of this Section A-1.2 and shall be based on the Participant’s age on the date the Participant Retires plus one day for every day of Vacation.

A-1.3      Termination During Calendar Year 2005 or Later.  If a Participant incurs a Termination during calendar year 2005 or thereafter, his Vested Plan Benefit shall be distributed in the form of a Lump Sum with a Payment Date that is the later of (a) 31 January 2007 and (b) the 15th day of the month following the date that is six months and one day after the date on which the Participant incurred a Termination.  Such Lump Sum shall be calculated using lump sum equivalency factors for a lump sum which is actuarially equivalent to a deferred Single Life Annuity payable on the earliest date the Participant would be eligible to receive unreduced benefits under the Salaried Pension Plan and based on the Participant’s age on the date of payment.

A-1.4      Termination Prior to 1 January 2005.  If a Participant incurred a Termination prior to 1 January 2005, but as of 31 December 2006 had not yet commenced payment of his Vested Plan Benefit, such Vested Plan Benefit shall be paid in a Lump Sum on or before 30 November 2007.  The amount of the Participant’s Plan Benefit shall be determined in accordance with Sections 3.2 and 3.3.

A-1.5      One-Time Lump Sum.  Effective 1 January 2008, Participants shall receive an amount equal to the interest that would be credited on their Account for the period beginning on the date of Separation from Service and ending on the sixth-month anniversary thereof, determined by using an interest rate equal to the average yield in September of the preceding Plan Year on 30-year Treasury Constant Maturities (as published in October by the Internal Revenue Service).  This one-time lump sum payment shall be paid at the same time as the first distribution of the Participant’s Vested Plan Benefit under the Plan.

Participants who Separated from Service after 31 December 2004 and before 1 January 2008 shall also receive a one-time lump sum cash payment equal to the amount that such Participants would have been paid had the preceding paragraph been effective on the date of their Separation from Service, provided that the average yield in September 2007 on 30-year Treasury Constant Maturities (as published in October 2007 by the Internal Revenue Service) shall be used in determining the amount of such one-time lump sum payment.  This one-time lump sum payment shall be paid on or before 29 February 2008, but in no event earlier than the date that is six months and one day after the date of the Participant’s Separation from Service.

ARTICLE A-2
DEATH AND DISABILITY BENEFITS

A-2.1      Application of Article A-2.

(a)           Death.  This Article A-2 addresses the survivor benefit or death benefit (in each case, if any) under this Plan with respect to a Participant who incurs a Separation from Service due to his death on or after 1 January 2007.

(b)           Disability.  This Article A-2 addresses the Payment Date and the Plan Benefit of a Participant who incurs a Separation from Service due to his Disability on or after 1 January 2007.

A-2.2      No Additional Rights Because of Death.  No Vesting Solely as a Result of Death.  No survivor or death benefit shall be payable to any person under this Article A-2 in respect of a Participant unless the Participant had a Vested Plan Benefit on the date of death.

A-2.3      Rules Based on Timing of Death.

(a)           Survivor or Death Benefits to Unmarried Participants.  If a Participant is not married to a surviving spouse:

(1)           as of the date of his Separation from Service and (i) he is an active employee (i.e., has not incurred a Separation from Service) of the Company as of the date immediately preceding his Separation from Service and (ii) such Separation from Service is by reason of the Participant’s death, no survivor benefit or death benefit with respect to such Participant’s Vested Plan Benefit, if any, shall be payable to any person and such Plan Benefit shall be forfeited as of the date of death; or

(2)           as of the date of his death and his Separation from Service occurs prior to the date of death, the survivor benefit or death benefit with respect to such Participant’s Vested Plan Benefit, if any, shall be payable to such Participant’s estate in accordance with the time and form of payment set forth in Section A-2.3(c).

(b)           Separation From Service Due to Death.

(1)           If an active Participant (i.e., a Participant who has not incurred a Separation from Service) who is Retirement Eligible incurs a Separation from

Service due to his death and, as of the date of death, has been married to a Spouse for at least one year immediately prior to the date of death, the Surviving Spouse shall be paid a single lump sum equal to 55% of the Lump Sum payable to the Participant had the Participant Retired on the date of his death.  Such Lump Sum shall be calculated using lump sum equivalency factors for a Single Life Annuity payable immediately based on the Participant’s age at the date of death.  Notwithstanding anything in Section A-1.1, A-1.2 or A-1.3 to the contrary regarding the time or form of payment, such lump sum distribution to the Surviving Spouse shall be made on the 15th day of the month following the month in which the Participant dies.

(2)           If an active Participant who is not Retirement Eligible incurs a Separation from Service by reason of his death and, as of the date of death, has been married to a Spouse for at least one year immediately prior to the date of death, the Surviving Spouse shall be paid a single lump sum equal to 55% of the Lump Sum payable to the Participant had the Participant lived until the earliest date on which he would be eligible for an unreduced benefit under the Salaried Pension Plan and then Retired.  Such lump sum payable to the Surviving Spouse shall be calculated using the lump sum equivalency factors for a Lump Sum which is actuarially equivalent to a deferred Single Life Annuity payable on the earliest unreduced benefits date under the Salaried Pension Plan had the Participant lived to Retire and based on the Participant’s age at the date of death.  The Lump Sum payable pursuant to this Section A-2.3(b)(2) shall be paid on the 15th day of the month following the month in which the Participant dies, notwithstanding anything to the contrary in Section A-1.1, A-1.2 or A-1.3 regarding the time or form of payment.

(c)           Death After Separation from Service and Prior to Payment of Lump Sum.  If a Participant dies after his Separation from Service but prior to the receipt of the Lump Sum distribution, such Lump Sum shall be determined and paid in accordance with Section A-1.2 or A-1.3, as applicable.

A-2.4      Separation from Service Due to Disability.

(a)           Separation from Service on or After 1 January 2007.  A Participant who incurs a Separation from Service due to a Disability on or after 1 January 2007 shall receive a distribution of his Plan Benefit in a Lump Sum paid in accordance with Section A-1.2 or A-1.3.  The Participant’s immediate Single Life Annuity, which is then converted into a Lump Sum in accordance with Section 3.3, shall be determined in accordance with Section 3.2 as though the Participant (i) had remained employed with the Company until the first day of the calendar month following his or her 65th birthday, (ii) received pay, determined as of the end of the elimination period under the John Deere Long Term Disability Plan for Salaried Employees, until the date in (i) above, and (iii) then incurred a Separation from Service with the Company.

(b)           Separation From Service Prior to 1 January 2005.  If a Participant incurred a Separation from Service due to Disability prior to 1 January 2005, is entitled to a Plan Benefit based in part on credit for service with the Company after 31 December 2004 and, as of 1 January 2005, has not commenced payment of his Plan

Benefit, such Plan Benefit shall be paid in a Lump Sum in accordance with Section A-1.2 or A-1.3; provided, however, that if the date specified for payment under Section A-1.2 or A-1.3 is prior to 30 November 2007, such Lump Sum shall be paid on or before 30 November 2007.  The amount of the Participant’s Plan Benefit shall be determined in accordance with Section 3.2 and Section A-2.4(a).

(c)           The provisions of this Section A-2.4 shall be superseded by Section A-2.3 in the event that a Participant’s death occurs prior to payment of his entire Plan Benefit.

A-2.5      Return to Work Following Disability.  If a Participant who has commenced payment of his Plan Benefit returns to work with the Company following his Separation from Service due to Disability and is eligible to become a Participant upon such return to work, such Participant shall begin accruing a new Plan Benefit.  The determination of such Participant’s new Plan Benefit shall include the period beginning on the date of such Participant’s initial Separation from Service and ending on his subsequent Separation from Service following his return to work.  Upon such Participant’s subsequent Separation from Service, the Participant’s new Plan Benefit shall equal his or her (i) Aggregate Plan Benefit, less (ii) the Lump Sum value of the Plan Benefit which the Participant previously received with interest credited from the date of receipt through the date of subsequent payment using the interest rate described in Section 3.3, and shall be paid to the Participant in a Lump Sum in accordance with Section A-1.2 or A-1.3, as applicable, based on the date of such subsequent Separation from Service.  For purposes of this Section A-2.5, the Participant’s Aggregate Plan Benefit means the Plan Benefit the Participant would be entitled to receive had he or she remained continuously employed with the Company from his initial date of hire through the date of the Participant’s subsequent Separation from Service, recalculated pursuant to Section 3.2 based on all service with the Company and all compensation paid by the Company, solely to the extent that such service and compensation are considered under the Salaried Pension Plan.

APPENDIX B

ARTICLE B-1
MISCELLANEOUS PROVISIONS

B-1.1       Application of this Article.  For purposes of clarification, the provisions in this Appendix B supplement the provisions in Appendix A, and are effective 1 January 2007 unless otherwise provided.

B-1.2       Impact of Vacation.  If a Participant’s Retirement occurs immediately prior to or during such Participant’s Vacation, then, solely for purposes of determining the amount of the Plan Benefit for a Participant, such Participant’s Separation from Service shall be determined in accordance with the Prior Plan and the Participant shall be eligible to accrue benefits in accordance with the Plan until such Separation from Service; provided, however, that solely for purposes of this Section B-1.2, Vacation shall exclude any day of vacation not used by the Participant to extend his service under the Salaried Pension Plan.

B-1.3       Impact of Leave of Absence and Special Paid Leave of Absence.

(a)           Leave of Absence.  If a Participant who has commenced payment of his Plan Benefit returns to work with the Company following his Separation from Service due to an approved Leave of Absence and is eligible to become a Participant upon such return to work, such Participant shall begin accruing a new Plan Benefit.  Upon such Participant’s subsequent Separation from Service, the Participant’s new Plan Benefit shall equal his or her (i) Aggregate Plan Benefit, less (ii) the Plan Benefit which the Participant previously received with interest credited annually using the interest rate described in Section 3.3, and shall be paid to the Participant in a Lump Sum in accordance with Section A-1.2 or A-1.3, as applicable, based on the date of such subsequent Separation from Service.  For purposes of this Section B-1.3, the Participant’s Aggregate Plan Benefit means the Participant’s Plan Benefit determined as though the Participant had never commenced payment of his Plan Benefit upon the original Separation from Service, recalculated pursuant to Section 3.2 based on all service with the Company and all compensation paid by the Company, solely to the extent that such service and compensation are considered under the Salaried Pension Plan.

(b)           Special Paid Leave of Absence.  Solely for purposes of determining the amount of such Participant’s Vested Plan Benefit, a Participant who incurs a Separation from Service by reason of a Special Paid Leave of Absence shall receive a distribution of his Plan Benefit in a Lump Sum paid in accordance with Section A-1.3.  The Participant’s immediate Single Life Annuity, which is then converted into a Lump Sum in accordance with Section 3.3, shall be determined in accordance with Section 3.2 as though the Participant (i) had remained employed with the Company until the expiration of such Participant’s Special Paid Leave of Absence, (ii) received pay, determined as of the date of the Participant’s commencement of the Special Paid Leave of Absence, until the date in (i) above, and (iii) then incurred a Separation from Service with the Company.

B-1.4       No Acceleration or Delay.  The Administrator shall not accelerate or delay payment under the Plan except to the extent that such acceleration or delay shall not cause any person to incur additional taxes, interest or penalties under Section 409A (“Section 409A Compliance”).

ARTICLE B-2
AMENDMENT AND TERMINATION

B-2.1       Amendment and Termination.  Notwithstanding any provision in this Plan to the contrary, the Board of Directors, the Committee, or the Deere & Company Management Compensation Committee shall have the unilateral right to amend, modify or terminate the Plan at any time.  The Vice President of Human Resources of the Company shall have the unilateral right to amend or modify the Plan to the extent the Vice President of Human Resources of the Company deems such action to be necessary or advisable to avoid the imposition on any person of adverse or unintended tax consequences under Section 409A.  Any determinations made by the Board of Directors, the Committee, the Management Compensation Committee, or the Vice President of Human Resources of the Company under this Section B-2.1 shall be final, conclusive and binding on all persons.

B-2.2       Plan Benefit in the Event of Termination.  With respect to a Participant’s Plan Benefit, if the Plan is terminated, Plan Benefits shall be paid in accordance with Appendix A, unless the Board of Directors or the Committee, in its discretion and in full and complete settlement of the Company’s obligations under this Plan, causes the Company to distribute the full amount of a Participant’s then accrued and Vested Plan Benefit to the Participant in a Lump Sum; provided, that such distribution may be effected in a manner that will result in Section 409A Compliance.

ARTICLE B-3
DEFINITIONS

B-3.1       Section References.  All references to sections are, unless otherwise indicated, references to sections of the Plan, including the appendices.

B-3.2       Terms Defined.  Except as otherwise provided, whenever used in Appendix A, the following terms shall have the meanings set forth below:

“Annuity” means a Single Life Annuity or a Joint and Survivor Annuity.

“Committee” means the Company’s Pension Plan Oversight Committee.

“Disability” shall have the same meaning as under the Salaried Pension Plan or the John Deere Long-Term Disability Plan for Salaried Employees.

“Joint and Survivor Annuity” shall have the meaning set forth in the Salaried Pension Plan.

“Lump Sum” means the actuarial equivalent of a Participant’s Plan Benefit payable in a single cash lump sum on the Payment Date.

“Payment Date” means the date the Participant receives his Plan Benefit, in all cases in accordance with the applicable provisions of the Plan.

“Plan Benefit” means, as of a given date, the total benefit payable under the Plan to a Participant, expressed as a Single Life Annuity in accordance with the rules of Section 3.2, commencing on the Participant’s Normal Retirement Date or Postponed Retirement Date, as applicable, that a Participant has accrued under the Plan.

“Prior Plan” means the terms of the Plan in effect immediately prior to 1 January 2005, as set forth in the Company’s written documents, rules, practices and procedures applicable to this Plan.

“Retirement” or “Retire” means a Separation from Service by a Participant who is then Retirement Eligible.

“Retirement Eligible” means eligible for a normal retirement benefit or an early retirement benefit within the meaning of the terms of the Salaried Pension Plan in effect as of 1 January 2007.

“Section 409A” means Section 409A of the Code and the applicable rulings and regulations promulgated thereunder.

“Section 409A Compliance” has the meaning set forth in Section B-1.4.

“Separation from Service” means, with respect to a Participant, a separation from service within the meaning of the default rules of Section 409A; provided that:

(1)           for purposes of determining which entities are treated as a single “service recipient” with the Company, the phrase “at least 20 percent” shall be substituted for the phrase “at least 80 percent” each place it appears in Sections 1563(a)(1), (2) and (3) of the Code and Section 1.414(c)-2 of the Treasury Regulations, as permitted under Section 1.409A-1(h)(3) of the Treasury Regulations; and

(2)           a Participant absent from work due to Disability shall incur a Separation from Service 29 months after the date on which the Participant was first Disabled.

“Single Life Annuity” means a Participant’s Plan Benefit payable in monthly installments over the life of the Participant, commencing as of the Payment Date and ending with the payment due for the month in which the Participant dies, with no further payments on his behalf after his death.

“Special Paid Leave of Absence” has the meaning set forth in the Deere & Company Policy for Special Paid Leave of Absence for Salaried Employees.

“Termination” means a Separation from Service by a Participant who is not Retirement Eligible.

“Vacation” means one or more days, as the case may be, of such vacation to which the Participant is entitled pursuant to the policies and practices of the Company then in effect and (i) as of the date of the Participant’s Separation from Service, deferred from a prior anniversary year and unused as of such Separation from Service, (ii) earned in the current anniversary year and unused as of such Separation from Service and (iii) if a Participant’s Vacation described in clause (i) or (ii) of this definition is used in the anniversary year following the anniversary year in which such Separation from Service occurs, earned in such following anniversary year, whether or not used by the Participant.

“Vested Plan Benefit” means the portion of the Participant’s Plan Benefit that has vested in accordance with Article 3.